Exhibit 99.1      Press Release


FOR IMMEDIATE RELEASE                         John Kopchik
                                              JJF Acquisition, Inc.
                                              3100 Metropolitan Centre
                                              333 S. 7th St.
                                              Mpls., MN  55402
                                              (612) 673-6700

                                              Robert F. Gallagher
                                              TSI Incorporated
                                              500 Cardigan Road
                                              Shoreview, MN  55126
                                              (651) 490-2756

                                              Ann Barkelew
                                              Fleishman-Hillard, Inc.
                                              (612) 337-0354


               TSI BOARD APPROVES $15.25-PER-SHARE TERMS TO MERGE
              WITH JJF ACQUISITION, INC. AND SIGNS MERGER AGREEMENT

         ST. PAUL, MINN., January 10, 2000 --- TSI Incorporated (Nasdaq: TSII) today announced that its board of directors has unanimously approved a $15.25-per-share cash transaction in which TSI will be acquired by JJF Acquisition, Inc., a Minneapolis-based industrial investment group headed by John J. Fauth. The transaction would have a total value of approximately $180 million and will result in TSI becoming privately held.
         TSI's board of directors has received a fairness opinion on the proposed transaction from its investment banker, William Blair & Company. The agreement can be terminated by the TSI Board of Directors if JJF Acquisition, Inc. does not deliver a bank financing commitment on or before January 31, 2000.
         "We are pleased with this agreement and believe it represents a good value for our shareholders, given the adverse climate for micro-cap companies in today's market," said James E. Doubles, chairman and CEO of TSI. "The $15.25 price represents a 30 to 35-percent premium over our stock's most recent trading average and a 49-percent premium over the price the day before Mr. Fauth made his initial offer to TSI in June."
         "TSI is a great company with significant growth potential and we are delighted with the prospect of helping the company achieve its goals," said Fauth, chairman of JJF. "Our primary focus will be to strengthen TSI's market position and more closely align its market objectives and technological capabilities," he said.
         The company would continue to be called TSI Incorporated, and none of its assets would be sold to fund the transaction, Fauth added.
         The transaction is subject to various conditions, including shareholder approval. The company will send proxy materials to all shareholders concerning a special shareholders' meeting expected to be held in late April to consider the merger, Doubles said. All of the members of TSI's board of directors have agreed to vote their TSI shares in favor of the transaction, he added.

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         This announcement contains forward-looking statements that involve a number of risks and uncertainties. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include uncertainties relating to regulatory review of merger information and shareholder consideration of the definitive agreement reached between the parties.
         TSI Incorporated is a diversified, worldwide leader in providing measuring instruments for two major market areas: the safety, comfort and health of people; and productivity and quality improvement. The company's common stock is traded on the national over-the-counter market under the Nasdaq symbol TSII. For more information, visit the company's web site at http://www.tsi.com.


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